UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10/A
No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Gold Valley Global Holding Corp.
(Exact name of registrant as specified in its charter)



Ontario Canada

 (State or Other
Jurisdiction of

			(I.R.S. Employer
			Incorporation or
			Organization)

			Identification
			Number)








356 Rideau, suite 10
Ottawa, Ontario,
Canada			K1N5Y8
(Address of		(Zip Code)
Principal Executive
Offices)



Registrant telephone number, including area code: (819)
319-9347 / (418) 265-8587

Securities to be registered pursuant to Section 12(b) of the Act:

None


Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class

Name of Each
Exchange on which
to be so Registered

Each Class is to be
Registered

Class (A) Voting
Shares
Warrants (Class A
attached)

N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large
accelerated
filer

Accelerated
filer

Non-
accelerated
filer
(Do not
check if a
smaller
reporting
company)

X Smaller
reporting
company









The Company is named in this document: Gold Valley.

Forward-Looking Statements
This Registration Statement contains forward-looking
statements that reflect our current views about future
events. We use the words anticipate, assume, believe,
estimate, expect, will, intend, may, plan, project,
should, could, seek, designed, potential, forecast,
target, objective, goal, or the negatives of such terms
or other similar expressions. These statements relate
to future events or our future financial performance
and involve known and unknown risks, uncertainties and
other factors that may cause our actual results, levels
of activity, performance or achievements to be
materially different from any future results, levels of
activity, performance or achievements expressed or
implied by these forward-looking statements. These
risks and other factors include those listed under Item
1A. (Risk factors), and elsewhere in this Registration
Statement. These factors include, but are not limited
to:
*	Our ability to instill confidence in our long-term
viability;
*	Our ability to realize benefits from ours
industrials alliances and acquisitions;
*	Our ability to control costs and implement cost
reduction and productivity improvement
initiatives;
*	Changes in currency exchange rates and interest
rates;
*	Our ability to accurately forecast;
*	Our substantial indebtedness and limitations on
our liquidity that may limit our ability to
execute our business plan;
*	Disruption of production due to shortages of
materials, labor strikes, or supplier
insolvencies;
*	Changes in laws, regulations and government
policies, particularly those relating diplomatic conventions.
If any of these risks and uncertainties
materialize, or if the assumptions underlying any of our forward-looking statements prove incorrect, then our actual results, level of activity, performance or achievements may be materially different from those we express or imply by such statements. We do not intend, or assume any obligation, to update these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made.


Further information about Gold Valley.
The public may read and copy the materials we file with the Securities and Exchange Commission, or the SEC, at the SECs Public Reference Room at 100 F Street, N.E.,
Washington, D.C. 20549.
The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-
SEC-0330. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC.
Upon the effectiveness of this Registration Statement, we will become subject to the reporting and information requirements of the Securities and Exchange Act of 1934, as amended, and as a result will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SECs public reference room and the website of the SEC referred to above, as well as on our website. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this Registration Statement.

Purpose for filing this Registration Statement
We are filing this Registration Statement in order to be able to file periodic and other reports with the SEC.





Table of Contents


 Item 1: Business: 6

Item A1: Risk Factors: 7-9

Item 2: Financial   Information: 10-12

Item 3: Properties: 12

Item 4: Security Ownership of Certain Beneficial
Owners and Management: 13

Item 5: Directors and Executive Officers: 13-14

Item 6: Executive Compensation: 15

Item 7: Certain Relationships and Related Transactions, and Director Independence: 16

Item 8: Legal Proceedings: 16

Item 9: Market Price of and Dividends on the
Registrants Common Equity and Related Stockholder
Matters: 16

Item 10: Recent Sales of Unregistered Securities: 16

Item 11: Description of Registrants Securities to be registered: 16

Item 12: Indemnification of Directors and Officers: 17

Item 13: Financial Statements and Supplementary Data: 17

Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure: 17

Item 15: Financial Statements and Exhibits: 17

SIGNATURES: 18







Item 1:  Business:

The corporation

Gold Valley is a Canadian company founded by a group of experts in the fields of mining, finance and project management in order to acquire, develop and operate, in whole or in joint venture, profitable gold resources in regions known for their high potential. The company focuses on regions such as West Africa and some parts of Latin America. More specifically projects in Burkina
Faso, Ivory Coast and French Guiana and Honduras have been under serious evaluation.

Gold Valley is currently in process of being listed on the OTC bulletin board. Its mission is to make acquisitions and conclude partnerships with African and South American entities already owning and or developing high potential mineral properties.
Gold Valley concluded an agreement to acquire 100% of Minatec SA. Minatec SA is a company in Burkina Faso specialized in metallurgy and mid-scale gold mines exploitation. A semi-industrial processing license is on the way of being issued to Minatec SA by the local authorities in order to build a first gold processing unit. Minatec SA has a 90 years leasing agreement, on 12 square km of land. It concluded an agreement to become the exclusive beneficiary of Folonzo Comore mining site.

According to the geological study provided by the ministry of mines, quarrying and energy of Burkina
Faso, the site would provide a minimum of 387 000 ounces of gold (probable ore reserve). All as specified and consolidate in our financial statements. Several acquisition agreements are under negotiation with other nearby concessions.

Gold Valley needs to confirm the potential and the outcomes of the local feasibility study. That study has to be validated under the CNI 43-101 standard.
Gold Valley agreed to receive an investment in assets
(mining equipment) from Goldtex mining equipment Canada that has an estimated book value of 1,228,000 CAD. The purpose of this investment is to be used in the pilot
(Burkina Faso) and or in any compatible project on the territory of Ivory-Coast, Honduras or French Guiana.
Gold Valley concluded a partnership agreement with COOMICI Ivory Cost in order to evaluate the opportunity of a joint venture to develop some of their claims and numerous traditional mining concessions.
Gold Valley is undertaking negotiations with Group ACI
France to seek further business opportunities in French
Guiana and build a trans-national financing structure based on Canadian and French incentives and specific national programs.

As expresed in its financial plan, Gold Valley intends to make a first private placement of a maximum of $
500,000 CAD and a second public offering of a maximum of $ 10,000,000 CAD (see financing structure).


Item 1A. Risk Factors:

General risk:

These risks related to the potential of the mining assets of the Company include those generally incident to the ownership of mineral properties and investing in commodities, as well as changes in general economic conditions, operating expenses, governmental rules and fiscal policies, acts of God and other factors which are beyond the control of the Company. Thus, all of the risks normally attendant to the operation of a business are present. Projections and forecast scenarios are based on the best data available to the company. With respect to any hypothetical pro forma projections illustrative of distributable income, such projections are hypothetical, and are not to be relied upon in any way as constituting a guarantee or expectation of investment return.


Political risk:

Political risk still remains and will continue to exist beyond the protections given by FIPA treaties and EDC risk insurance.


Possible Volatility of Stock Price:
Factors such as announcements, as well as quarterly variations in the Corporation's operating results, or gold commodity spot price may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent years has experienced price and volume fluctuations. These broad market fluctuations, as well as general economic conditions, may adversely affect the market price of the Common Stock.

Geological data and feasibility study bias:
Even though the main hypothesis is prudent and conservative, no study or extrapolation of ore resource can be 100% certain and accurate.


Anti-Takeover Protections:

The Corporation's Certificate of Incorporation and By-
Laws (the "By-Laws") contain provisions which may be deemed to be "anti-takeover" in nature or effect in that such provisions may deter, discourage or make more difficult the assumption of control of the Corporation by another person by means of a tender offer, merger, proxy contest or similar transaction. Holders of the Common Stock issued and sold in the Offering will have no pre-emptive rights to subscribe for a pro rata portion of any capital stock which may be issued by the Corporation.

Dependence/Reliance upon Key Personnel:
The Corporation's success will be largely dependent on the decisions made by the board and additional officers of the Corporation. Furthermore, the Corporation may depend on its ability to attract and retain additional qualified personnel to manage certain business interests.

Competition for personnel is intense and the Corporation may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits which may affect the working capital available for the Corporation's operations.

The Corporation's business is significantly dependent upon the services of its management and consulting personnel. In the event that current and/or additional persons with experience in the Corporation's business are not employed or retained and should these individuals services for some reason no longer be available to the Corporation, the Corporation's operations and/or proposed business endeavors may be adversely affected.


Possible Future Issuance of Additional Shares by the
Corporation:

The Corporation's Articles of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock. The
Corporation's Board of Directors has the power to issue substantial additional shares and the right to determine the voting dividend, conversion, liquidation, preferences and other conditions of the shares without Shareholder approval. Potential investors should be aware that any such stock issuance may result in reduction of the book value or market price, if any, of the outstanding shares of Common Stock. If the Corporation issues any additional shares of Common
Stock, such issuance will reduce the proportionate ownership and voting power of each other shareholder.
Further, any new issuance of shares may result in a change of control or the management of the Corporation.



Item 2. Financial   Information:


Project financing structure:

The Folonzo project cost is estimated at 16,643,397.00
CAD. For an expected net present value of 174, 231,490.00 CAD. Its financial structure is based on the combination of three strategies:

1: Contribution of the founders and partners: 1,228,000
CAD in equipment, the land (12 hectare), the operating permit, geological and environmental studies.

2: Institutional Guaranteed loan from EDC: 7,159, 500
CAD. This includes political risk insurance, liability insurance and equipment insurance. The secured loan will be sought as well from a financial institution or a syndicate of Canadian banks.

3: IPO or convertible debenture: 8,255,897 CAD to cover the preparation and construction of the infrastructure, the acquisition of some equipment and the working capital that cannot be covered by EDC guarantees.

Investments: 1 & 2:

First private placement: In the current state a minimum amount of 300,000 CAD is needed to upgrade the in-principles agreements into formal contracts and to check and corroborate the geological feasibility studies under Canadian standards. Finally this amount will be required to strengthen cash and assume the underlying costs of compliance and pre-project expenses.

The private placement will be of a minimum of $ 300,000
CAD and a maximum of $ 500,000 CAD. This amount is to be paid in convertible shares in the amount of 1, 000,000 shares at an initial price of $ 0.50 CAD per share. One warrant is attached to every of those shares. It is exercisable at any time at the same price
($ 0.50 CAD) and under the terms applicable to all shareholders.

Second Placement: The placement of the product will be of a minimum of $ 8,231,490 CAD and a maximum of $
10,000,000 CAD. This represents a minimum of 16,462,980 and a maximum of 20,000,000 shares at $ 0.50 CAD per unit [Each unit consists of one (1) common share Stock and one (1) Warrant] at a price $ 0.50 CAD.

Each warrant entitles the registered holder to purchase, at any time from the date of the offer until closing, one common share at a price of $ 0.50 CAD.

The Warrants contain provisions that protect the holders thereof against dilution by adjusting the exercise price of certain events such as stock dividends, stock splits, mergers, sales substantially all of the assets of the Company, and for other special events. Units may be separated into common shares and warrants at any time and thereafter are separately transferable in whole or in part, at the sole discretion of the Company. The shares are convertible into Class A Shares.

Use of proceed (investment 2) :

Financing 2:

CONVERTIBLE DEBENTURE OR IPO: 8,255,897 CAD.

Construction and material: 1,140,000.00 $
Engineering and technical studies: 712,814.38 $
Equipment residual financing 1,966,500.00 $
Working capital: 2,762,287.65$
Provision(20% of the Folonzo project budget) 1,674,295.41$



First project:  Burkina Faso (Folonzo):

Project economics:

EXCHANGE RATE CAD/USD: 0.80

GOLD PRICE (ROUNDED LBMA FORECAST 2015): 1200 USD.

PROBABLE GOLD RESERVES: 387 000 OZ.

DISCOUNT RATE: 5%.

EDC GUARANTEED LOAN: 7,159,500 $.

PROMOTERS CONTRIBUTION: 1,228,000 $.

NET PRESENT VALUE:
174, 231,490.00 CAD



Item 3. Properrties:

On June 13th 2015, Gold Valley completed two in-principle acquisition agreements. The first is with Goltex Canada, a company specialized in mining tools and equipment manufacturing. The final agreement will consist in acquiring strategic assets (equipment and technological processes) useful and essential for the project. The second agreement is with Minatec (Burkina
Faso) for the acquisition of 100% of its shares. This company is the beneficiary of 12 hectares of land. It holds mining permit, transformation permit, geological and environmental studies, approval of the community agreement and some equipment.

At the moment of the acquisitions, the payment will be in class A shares which will be hold in an escrow account.

Note that while Mr. Jacques Sebag is the control shareholder of both companies cited bellow, he is also a shareholder, director, member of the audit committee and member of the board of Gold Valley (see shareholders, directors and officers below : Item 5).



Item 4. Security Ownership of Certain Beneficial
Owners and Management.

Capitalization

Authorized shares: 500,000,000.
Shares outstanding: 300,000,000 at 0.0001 CAD.
Warrants: 48,000,000 at 0.20 CAD.

The original Canadian shareholders and promoters

     Hakim dAznag: 92, 170, 000.
     Jacques Sebag: 60, 000, 000.
     Moulay Mokhtar Mrani: 30, 000, 000.
     Abdel Jabbar Abouelouafa: 29, 850, 000.
     Groupe Menesva Ltee: 28,320, 000.
     Wahbi Mernissi Malika : 20, 000,000.
     Abdelaziz Mrani: 10, 000,000.
     Guylaine Landry: 7, 500, 000.
     Marie-Shadia Abouelouafa: 7, 500, 000.
     Yasmine Abouelouafa : 7, 500, 000.
     Julien Lajoie-Deschamps : 5, 100, 000.
     Genevieve Simoneau: 1, 560, 000.
     James Edward Simoneau: 500,000.


Item 5. Directors and Executive Officers.

Hakim dAznag: CEO and member of the Audit committee.

      Age: 33.
      Address: Ottawa, Ontario.

Profile: Mr Hakim is Certified Lean Master. He has many years of experience in international business development and project management. He is a graduate of HEC Montreal and Universite Laval in the field of political economics and business administration. His ability to seize trends in complex dynamics makes him a strategic decision maker.
Before co-founding GVGH Corp. he was piloting continuous improvement programs as a lean project implementation leader. He worked for a Canadian city as a special project manager where he built master plans, new work process and performance indicators for many departments under the direction of the public works service.


Mrani Moulay Mokhtar: VP Finance, Director and member of the Audit committee.

      Age: 57.
      Address: Laval, Quebec

Profile: Mr Mrani is a CPA and owns a post-graduate
diploma specialized in financial performance. He worked
several years as department manager and chief
accountant, both in an industrial context and in
accounting and audit firm context.   From 2011 to 2012
and under the invitation of the Central African
Republic Ministry of foreign affairs, Mr Mrani leaded a Canadian business delegation looking for gold and diamond business opportunities. His enlarged network in Africa combined to his expertise makes him an executive of choice.


Jacque Sebag: VP Production and member of Audit committee.

      Age: 63.
      Address: Montreal, Quebec

Profile: Mr Sebag has more than 30 years of experience in the mining industry. He started at Kina mine in the Val-Dor region in Canada before leaving to Venezuela where he developed new process for the Minarven gold mine. That process increased considerably the output of the mine while reducing the wastes. In 1987, Jacques Sebag started his own Venezuelan company (Goldtex) and operated a smelting unit until he had to sell it to local interest in 2007. Before joining the GVGH team, Mr Sebag acted as an international consultant and machinery supplyer for a diversity of mines in Equator, Colombia, Brazil, Ghana, and Honduras.


Board of Directors:
Directors who are also officers of the Corporation currently will receive salaries or fees for serving as directors of the Corporation. There are presently three
(3) directors who are also officers serving on the Board. The Corporation intends to add outside directors to its Board after the completion of this Offering.
Outside directors may be compensated for their services on the Board. All directors will be reimbursed by the Corporation for any expenses incurred in attending
Board meetings.

Advisory Committee/Products Committee:
The Company has plans to establish an Advisory
Committee (or Products Committee or the "Committee") to advice on potential and viable opportunities for the Company. This committee is to consist of not less than three nor more than eight persons who will be appointed by the Board but not necessarily be members of the Board. The purpose of the Committee is to consult with directors and officers of the Company concerning the Company's products. Management of the Company will staff the Committee with experts in the mining industry.

Members of the Committee will serve at the Board's request and there are no understandings at this time regarding any compensation to be paid to members of the Committee over and above any salaries already allocated to them as employees of the Company. The Board has also decided that if the Company should decide to request consulting services from any Committee members, not employees of the Company, it will negotiate fees paid to such member for his/her services. Management believes that such fees, if paid, will be comparable with those fees paid to non-affiliates as negotiated in an arms-length transaction.



Item 6. Executive Compensation.

Salaries:
Directors and officers of the Corporation will receive salaries and bonus based on the general practice found in the industry. Comparables can be found in specialized reports such as Bedford compensation report for the mining industry.

Dividend policy:

Payment of dividends on the Common Stock are at the discretion of the Board of Directors of the Corporation and will depend, among other factors, upon the earnings, capital requirements, operations and financial condition of the Corporation and its compliance with covenants, terms and conditions of agreements with its lenders and investors. The
Corporation has not paid dividends on its Common Stock and may not pay any dividend or make any other distribution with respect to its Common stock.
The current policy of the Corporation's Board of Directors with respect to its Common Stock is to retain earnings to provide for the corporation's growth.
Consequently, no cash dividends are expected to be paid on the Common Stock in the foreseeable future. The
Corporation is further subject to provisions of Canadian law which restrict the ability of the Corporation to pay a dividend if it cannot meet its debts as they become due in the ordinary course of business.

Employment Agreements; Life Insurance:
There are Employment Agreements with Management.
Although there is currently no key man life insurance, the Corporation may acquire such insurance in the future.



Item 7. Certain Relationships and Related Transactions, and Director Independence.

Directors and officers of Gold Valley are free to manage their personal business as long as those business or activities within those businesses dont interfere with the companys interests. As it is indicated in their contracts, every director and officer is in the obligation to comply with legal dispositions regarding confidentiality, insider information, industrial secret and so on.



Item 8. Legal  Proceedings.

No legal proceedings are currently against the company, its officers and directors.

Item 9. Market Price of and Dividends on the
Registrants Common Equity and Related Stockholder
Matters.

Shareholder assets value:
The share has been priced at $ 0,50 CAD per share. This valuation is based on a conservative hypothesis which does not include any other revenue than those coming from gold dore-bar. This valuation is only based on the assumptions of the first Folonzo (Burkina Faso) project. This valuation does not take into considerations other acquisition that are or will be under negotiation.



Item 10. Recent Sales of Unregistered Securities.

Currently no sale of shares has occurred as the company relied only on its founders contributions.



Item 11. Description of Registrants Securities to be
Registered.

Securities to be registered:

Shares outstanding: 300,000,000 at 0.0001 CAD
Warrants: 48,000,000 at 0.20 CAD




Item 12. Indemnification of Directors and Officers.

The Corporation has adopted provisions that eliminate the personal liability of its directors and/or officers to the Corporation and its stockholders for monetary damages for breach of the directors fiduciary duties in certain circumstances and that authorize the Corporation to indemnify its directors, officers, and other agents, by bylaw, agreement, or otherwise, to the fullest extent permitted by law.

The Bylaws of the Corporation provide for indemnification of officers, directors and agents to the fullest extent permitted by law. The Articles and By-Laws of the Corporation provide for indemnification of director expenses, judgments, fines and settlement payments.




Item 13. Financial Statements and Supplementary Data.

GOLD VALLEY  GLOBAL HOLDING CORP.
INTERIM  STATEMENT OF OPERATIONS AND DEFICIT
AS AT JANUARY 6, 2016 (UNAUDITED)

Sales				    $ 0

Expenses

Operating expenses		 50,000
(Schedule  A)
Administrative expenses		650,525
(Schedule  B)

				700,525


Net loss			(700,525)
Retained earnings,		       0
beginning of year

Deficit
end of period			(700,525)








GOLD VALLEY GLOBAL HOLDING CORP.
INTERIM BALANCE SHEET (UNAUDITED)
AS AT JANUARY 6, 2016
Assets

Current  assets
 Cash					$ 3,433
 Accounts receivable (note2)		199,699

					203,132

Fixed assets (note 3)		      1,181,250
Amortized intangible  assets		540,000
(note 4)
				    $ 1,924,382


Liabilities
Current liability
 Accounts payable (note 5)	      $ 913,657

Shareholders, non-interest-	      1,681,250
bearing1,

				      2,594.907

Shareholders Equity


Issued  capital (note 6)		30,000

Deficit				      (700,525)


				      (670.525)

				   $ 1,924,382





GOLD VALLEY GLOBAL HOLDING CORP.
NOTES TO INTERIM FINANCIAL STATEMENTS
AS AT JANUARY 6, 2016
1.	Status and nature of activities
GOLD VALLEY GLOBAL HOLDING CORP. is a private corporation incorporated under the Canada Business
Corporations Act. It operates in Ottawa and its principal business interest is in the mining and metal sector.

2.Accounts receivable

      Sales tax receivable	 $ 175,699
      Other receivables		    24,000

				 $ 199,699










3.Fixed assets

	Furniture  and		$  1,069,500
	equipment
	Machinery		      79,500
	Rolling  equipment	      32,250

				 $ 1,181,250




4.Amortized intangible assets  Net book value

	License			   $ 540,000


5.	Accounts payable

	Accrued liabilities	   $ 913,657


6.Issued capital

300,000,000 shares issued	    $ 30,000





The companys fiscal year ends on January 24th. At that time, the company will comply with SEC regulation by filing Q10 and any other required documents.







Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

No changes and no inconvenience.

Item 15. Financial Statements and Exhibits.

See Exhibits.














SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Gold Valley
Global
Holding
Corp.


(Registrant)



By:/s/Moula
y Mokhtar
Mrani,
Director

Dated:
January 12th
2016